Exhibit (b)(5)

Execution Version

Private and Strictly Confidential

May 6, 2025

Corpay, Inc.

3280 Peachtree Road, Suite 2400

Atlanta, Georgia 30305

Ladies and Gentlemen:

This letter agreement (this “Letter”) sets forth the commitments of Corpay, Inc., a Delaware corporation (“Corpay”), subject to the terms and conditions set forth herein, to purchase, directly or indirectly, certain equity interests of Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Arrow Merger Sub 2025, Inc., a Delaware corporation (“Merger Sub”), and AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Concurrently with the delivery of this Agreement, TPG Partners IX, L.P., a Delaware limited partnership (“TPG”) is entering into a letter agreement (the “TPG Equity Commitment Letter”) pursuant to which TPG is committing to provide (or to cause to be provided), directly or indirectly, equity financing to Parent in the amount set forth in the TPG Equity Commitment Letter on terms and conditions substantially equivalent to the terms and conditions of this Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.            Commitments. Corpay hereby irrevocably commits (its “Commitment”), subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate purchase price of $730,434,486 (such amount, the “Cap”). Notwithstanding anything to the contrary in this Letter, this Letter may not be enforced against Corpay without giving effect to the Cap. The Commitment, subject to the Cap, together with the net proceeds of the Debt Financing and the funds contemplated to be provided pursuant to the TPG Equity Commitment Letter, will solely be used to: (a) fund the payment of the aggregate Merger Consideration, Option Consideration and RSU Consideration to which holders of Company Common Stock and Company Compensatory Awards will be entitled to receive at the Closing; and (b) pay the fees and expenses required to be paid by Parent and its Affiliates in connection with the transactions contemplated by the Merger Agreement.

2.            Conditions. Corpay’s Commitment shall be subject solely to the following: (a) the execution and delivery of the Merger Agreement by all parties thereto (other than Parent and Merger Sub); (b) the satisfaction or waiver of each of the conditions to Parent’s obligations to effect the Closing set forth in Sections 7.01 and 7.02 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions); (b) the substantially contemporaneous, or prior, funding of Debt Financing in accordance with the terms of the Debt Financing Documents; (c) the substantially simultaneous funding of the contributions contemplated by the TPG Equity Commitment Letter; and (d) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement. Corpay may allocate all or a portion of its investment to a permitted assignee in accordance with the terms of Section 11, and its Commitment hereunder will be reduced to the extent of any amounts actually contributed to Parent by such Persons (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the amounts described in clauses (a) and (b) of Section 1 above; provided that the Commitment will not be so reduced unless such reduction occurs immediately prior to and contingent upon the Closing. Without duplication to any reduction that may occur pursuant to the immediately preceding sentence, if (and only if) the amount required to be paid pursuant to the Merger Agreement is less than Corpay’s Commitment, its Commitment hereunder (together with the commitment under the TPG Equity Commitment Letter) will be reduced pro rata with the commitment under the TPG Equity Commitment Letter on a dollar-for-dollar basis solely to the extent of such excess; provided that the Commitment will not be so reduced unless such reduction occurs immediately prior to and contingent upon the Closing.

3.            Limited Guarantee. Concurrently with the execution and delivery of this Letter, (a) Corpay is executing and delivering to the Company a limited guarantee dated as of the date hereof (the “Limited Guarantee”) and (b) TPG is executing and delivering to Parent a limited guarantee, each related to the performance of certain of Parent’s payment obligations under the Merger Agreement. The Retained Claims (as defined in the Limited Guarantee) shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its security holders and Affiliates against Corpay or any other Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, this Letter, the Limited Guarantee, the Merger Agreement or the transactions contemplated thereby or the negotiation hereof or thereof, including breaches hereof or thereof, whether or not such breach is caused by Corpay’s breach of its obligations under this Letter.

4.            Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Letter, and this Letter is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that (a) the Company is an express and intended third-party beneficiary of, and shall have the enforcement rights provided in, clause (b) of Section 5 of this Letter, (b) the Company is an express and intended third party beneficiary of Sections 6 and 11 of this Letter and the representations and warranties set forth in Section 12 of this Letter, (c) any Non-Recourse Party may rely on and enforce the provisions of Section 3 hereof and (d) any Non-Recourse Party is an express and intended third-party beneficiary of any other third-party beneficiary rights expressly made available under this Letter.

5.            Enforceability. This Letter may only be enforced by (a) Parent at the direction of Corpay or (b) the Company as an express and intended third-party beneficiary of the rights available to Parent (disregarding, for this purpose, any direction needed from Corpay), pursuant to the Company’s right to seek specific performance of Parent’s obligation to enforce Corpay’s obligation to fund its Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of Section 9.02 of the Merger Agreement and the rights set forth herein and to enforce the Company’s express rights to notice or consent pursuant to Section 6 or Section 11. Neither Parent’s creditors nor any other Person (other than the Company to the extent provided herein) shall have any right to enforce this Letter or to cause Parent to enforce this Letter. In no event shall this Letter or the funding obligations set forth herein be enforced by any Person in accordance with this Letter unless the TPG Equity Commitment Letter and the funding obligations set forth in the TPG Equity Commitment Letter are being concurrently enforced by such Person, pro rata based on the commitment amounts herein and therein.

6.            No Modification; Entire Agreement. This Letter may not be amended or otherwise modified (nor shall any provision be waived), except by a written instrument duly executed by Parent, Corpay and the Company. Together with the Merger Agreement, the Limited Guarantees, the TPG Equity Commitment Letter, the Rollover Agreements, the Voting and Support Agreement, and the Corpay Confidentiality Agreement, this Letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Corpay or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 11 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, Corpay and the Company. Any transfer in violation of the preceding sentence shall be null and void. The Company shall be an express and intended third-party beneficiary of this Section 6.

7.	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)       This Letter and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Letter or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)       Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this letter agreement or the negotiation, execution or performance hereof or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal court. Each of the parties hereto agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Letter irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 7(b) in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address set forth on the signature page. However, nothing in this Letter will affect the right of any party to this Letter to serve process on the other party in any other manner permitted by Applicable Law.

(c)       EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.            Counterparts. This Letter shall not be effective until it has been executed and delivered by all parties hereto. This Letter may be executed in any number of counterparts (including by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.            Confidentiality. This Letter shall be treated as confidential and is being provided to Parent and the Company solely in connection with the transactions contemplated by the Merger Agreement. This Letter may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company (other than the Merger Agreement, the Limited Guarantees or the TPG Equity Commitment Letter) except with the prior written consent of Corpay in each instance; provided, that no such written consent is required for any disclosure of the existence of this Letter to (a) the extent required by Applicable Law or applicable stock exchange rule or any listing agreement of any party hereto (provided, that Parent or the Company, as applicable, will provide Corpay an opportunity to review such required disclosure in advance of such public disclosure being made) or (b) Parent’s or the Company’s Representatives who need to know of the existence or terms of this Letter.

10.          Termination. The obligation of Corpay under or in connection with this Letter will terminate automatically and immediately upon the earliest to occur of (a) the Closing (only after such time as the obligations to fund the Paying Agent pursuant to Section 3.02(a) of the Merger Agreement shall be discharged), (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously commenced an Action pursuant to clause (b) of Section 5 hereof, in which case this Letter shall terminate upon the final, non-appealable resolution of such Action and satisfaction by Corpay of any obligations finally determined or agreed to be owed by Corpay, consistent with the terms hereof), (c) the Company accepting all or any portion of the Parent Termination Fee pursuant to the Merger Agreement or accepting any payment from the Guarantor (as defined in the Limited Guarantee) under the Limited Guarantee, (d) the Company, any of its controlled Affiliates or any of their respective directors or officers, asserting a claim against Corpay or any Non-Recourse Party in any Proceeding that is not a Retained Claim (it being understood that this shall not limit, and this Letter shall not terminate upon, any claim or Proceeding asserted by the Company that is a Retained Claim) and (e) the valid termination of the TPG Equity Commitment Letter.

11.          No Assignment. The rights and obligations under this Letter shall not be assignable or delegable (whether by operation of law, merger, consolidation or otherwise), in whole or in part, by any party without the other party’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the non-assigning/delegating party and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment or delegation; provided, notwithstanding anything to the contrary set forth herein, no such assignment or delegation (i) will relieve Corpay of its obligations hereunder, except with the Company’s prior written consent (the granting of such consent in a given instance shall be solely in the discretion of the Company, and if granted, shall not constitute a waiver of this requirement as to any subsequent assignment), or (ii) may be made to any Person that would (a) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (c) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (d) materially delay or prevent the consummation of the Transactions. Following any permitted assignment or delegation to any Person other than an Affiliate of Corpay, Parent will provide the Company with written notice of such assignment or delegation, the identity of the assignee and the amount thereof (it being acknowledged and agreed that receipt of notice does not constitute a consent to such assignment or transfer). Any purported transfer or assignment of this Letter or the Commitment in contravention of this Section 11 shall be null and void. The Company shall be an express and intended third-party beneficiary of this Section 11.

12.          Representations and Warranties. Corpay hereby represents and warrants to Parent that: (a) Corpay is a corporation, duly organized, validly existing and in good standing under the Applicable Law of its jurisdiction of organization; (b) it has all corporate power and authority to execute, deliver and perform this Letter; (c) the execution, delivery and performance of this Letter by it has been duly and validly authorized and approved by all necessary corporate or other organizational action by it; (d) this Letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Letter; (e) its Commitment is less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of its constituent documents, or otherwise it will have at the Closing access to available funds to fund or to cause to be funded its Commitment; (f) it has, and will have at the Closing, available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations then outstanding; (g) all consents, orders, approvals, authorizations, licenses, permits, expirations or terminations of waiting periods, and waivers of, and all notices, reports and other filings to, all Governmental Authorities (as defined in the Merger Agreement) that may be or become necessary for the due execution, delivery and performance of this Letter have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Letter except as would not reasonably be expected to, individually or in the aggregate, materially affect Corpay’s ability to enter into this Letter or timely perform its obligations hereunder and (h) the execution, delivery and performance by Corpay of this Letter do not (i) violate the organizational documents of Corpay, (ii) violate any applicable law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which it is a party that would materially affect Corpay’s ability to timely perform its obligations hereunder.

13.          Severability. Any term or provision of this Letter that is invalid, illegal or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Letter may not be enforced without giving effect to the limitation of the amount payable by Corpay hereunder, to the Cap provided in Section 1 hereof and to the provisions of Section 5 and Section 10 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective controlled Affiliates and Representatives not to assert, that this Letter or any part hereof is invalid, illegal or unenforceable.

14.          Definitional and Interpretative Provisions. Unless the context of this Letter otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Letter as a whole and not to any particular provision of this Letter; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Letter; (v) whenever the words “include,” “includes” or “including” are used in this Letter, they shall be deemed to be followed by the phrase “without limitation,” (vi) the word “or” shall be deemed to mean “and/or”; and (vii) the words “neither,” “nor,” “any” and “either” are not exclusive. Headings in this Letter are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter. Unless the context of this Letter otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein). Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person (as defined in the Merger Agreement) are also to its permitted successors and assigns. Terms defined in the text of this Letter have such meaning throughout this Letter, unless otherwise indicated in this Letter, and all terms defined in this Letter shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

[Remainder of the page intentionally left blank – signature page follows]

Sincerely,

CORPAY, INC.

By:	/s/ Alissa Vickery
Name: Alissa Vickery
Title: CFO, CAO

Agreed to and accepted:

ARROW BORROWER 2025, INC.

By:	/s/ John Flynn

Name: John Flynn

Title: Authorized Signatory

[Signature Page to Equity Commitment Letter]